Exhibit 10.1

AGREEMENT FOR THE PURCHASE OF DEBTS

Effective date: 19th December 2013

This Schedule replaces the Schedule to the Agreement for the Purchase of Debts entered into between HSBC Invoice Finance (UK) Limited and Lakeland Industries Europe Limited 04500660 on 16th August 2013. This replacement is made under Condition 29 (Variations) of the Standard Terms and Conditions that are part of that agreement

THE SCHEDULE

1.	Client particulars

	Nature of business	Wholesale of safety clothing

	Principal place of business	Jet Park 2, 244 Main Road, Newport, East Yorkshire, HU15 2RP

2.	Product(s) selected

	Finance	Yes

	Credit Management	Yes

	Credit Protection	Yes

3.	Commercial terms

	Approved Countries	(a) United Kingdom, Ireland, the Isle of Man and the Channel Islands

(b)         Abu Dhabi (UAE), Ajman (UAE), American Samoa, Andorra, Anguilla, Australia, Austria, Bahamas, Belgium, Bermuda, Brazil, British Indian Ocean Territory, Brunei, Canada, Cayman Islands, Chile, China, Cyprus, Czech Republic, Denmark, Dubai (UAE), Estonia, Falkland Isles, Faroe Islands, Finland, France, French Guiana, French Polynesia, French Southern Territories, Fujairah (UAE), Germany, Gibraltar, Greece, Greenland, Guadeloupe, Guam, Hong Kong, Israel, Italy, Japan, Kuwait, Liechtenstein, Luxembourg, Macau, Malaysia, Malta, Martinique, Mauritius, Mayotte, Mexico, Monaco, Montserrat, Netherlands, New Caledonia, New Zealand, Norway, Northern Mariana Is., Oman, Peru, Poland, Portugal (Madeira), Portugal, Puerto Rico, Qatar, Ras Al-Khaimah (UAE), Reunion, Saint Helena, Sharjah (UAE), Saudi Arabia, St Pierre & Miquelon, San Marino, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain (Canary Islands), Spain, Sweden, Switzerland, Taiwan, Trinidad & Tobago, Turks & Caicos Islands, Umm Al-Qaiwain (UAE), United Arab Emirates, United States of America, US Minor Outlying Islands, Vatican City State, Virgin Islands (US & British) and Wallis & Futuna Islands.

(c) Bosnia, Hungary, Lithuania, Montenegro, Morocco, Romania & Turkey

Automatic Funding Limit	United Kingdom, Ireland, the Isle of Man and the Channel Islands: £ 50,000

Other countries: £ 50,000

Client to give notice of assignment to Customers	Yes

Commencement Date	30 January 2013

Concentration Percentage	30 per cent

Debtor Currencies	Sterling and Euro

Debt Turn Target	United Kingdom, Ireland, the Isle of Man and the Channel Islands: 90 days

Other countries: 90 days

Facility Limit	£ 1,250,000

Law	English law governs this Agreement

Minimum Period	12 Months

Non-Notifiable Debt	The following are additional categories of Non-Notifiable Debt:

Debts arising from contracts of sale entered into with your customer Elite Supplies Limited (registration number 06309981) and PPG Clothing Limited (SC386962)

Notice Period	3 Months

Prepayment Currencies	Sterling and Euro

Prepayment Percentage	85 per cent

Reduction Percentage	N/A

Standard Payment Terms	United Kingdom, Ireland, the Isle of Man and the Channel Islands: Not exceeding net 60 days from date of invoice

Other countries: Not exceeding net 90 days from date of invoice

4.	Pricing

	Allowance Margin	2.50 per cent

	Arrangement Fee	N/A

	Discounting Margin	3.46 per cent

	Facility Review Fee	Nil

	Other fees	Fees will be payable for:

(a) any variation to the terms of this Agreement;

(b) the release of any Security Interest;

(c) new Security Interests to be granted to HIF or any third party.

	Service Charge	For Approved Countries listed in paragraphs (a), (b) & (c) 0.935 per cent of the Notified value of each Debt, subject to a minimum of £ 42,500 per annum calculated in respect of each period of one year starting on the first day of the month following the Commencement Date and each anniversary thereafter

5.	Credit Protection

	Automatic Credit Protection	United Kingdom, Ireland, the Isle of Man and the Channel

	Limit	Islands: £ 3,000

Other countries: N/A

	Credit Protection	United Kingdom, Ireland, the Isle of Man and the Channel

	Percentage	Islands: 100 per cent

Other countries: 90 per cent

	First Loss	United Kingdom, Ireland, the Isle of Man and the Channel

Islands: £ 1,000

Other countries: £ 1,000

	Unprotected Debts at the Commencement Date	At the Commencement Date any Debt which is unpaid 60 days or more after the due date for payment and any other Debts of the same Customer

6.	Covenants

	Debt Turn Covenant	N/A

	Dilution Percentage	N/A

	Dispute Percentage	N/A

	Tangible Net Worth	N/A

Covenant

The covenants listed above shall be tested at the following times:

Testing Day

	Debt Turn	Final day of each calendar month

	Dilution Percentage	Final day of each calendar month

	Dispute Percentage	Final day of each calendar month

7.	Special terms

(a)	In addition to the undertakings given by the Client in Condition 17, the Client also undertakes:
(i)	To ensure that:

(A)	where necessary, the Client and/or the Customer possess all licences required to export/import the relevant goods; and

(B)	the Client and the Customer comply with all laws and/or regulations applicable to the import or export of the relevant goods including, but not limited to, any exchange control regulations; and

(ii)	To provide HIF, each year, with a declaration (“Annual Declaration”) of the Client’s total sales to Customers located in each Approved Country in a form specified by HIF, for the period of 12 months (or part thereof) ending 31 March (or for such other period as HIF may specify from time to time). Such declaration to be supplied to HIF within 30 days of the end of the relevant period.

(b)	Where a Credit Protection Limit is expressed in a currency other than that in which the Debt payable by the relevant Customer is expressed and/or the currency in which the purchase price is payable, then for the purposes of calculating any amount payable by HIF to the Client under the provisions of Condition 11.6, the Spot Rate of Exchange on the date of payment shall be used. Any gains or losses, resulting from fluctuation in exchange rates will be for the account of the Client.

(c)	HIF will not provide Credit Protection in respect of any particular Debt if:
(i)	the Debt arose after any expiry date notified by HIF to the Client in respect of the relevant Credit Protection Limit; or

(ii)	there has been any breach by the Client of any term specified by HIF as being a condition of its approval of the relevant Credit Protection Limit

The provisions of this special term are in addition to, and not in replacement of, the provisions of Condition 11.4.

(d)	For the purposes of Condition 11.4 (f) events of “force majeure” shall include

(i)	the ionising, radioactive, toxic, explosive or other hazardous or contaminating properties or effects of any explosive nuclear assembly or component thereto, nuclear fuel, combustion or waste; and

(ii)	where goods are to be despatched to, or payment is to be made from, a country other than that in which the Customer is located, any event preventing or delaying the issue of a remittance from such third country.

HSBC Invoice Finance (UK) Limited is, at the date of this Agreement, a member of the Asset Based Finance Association (“ABFA”) and abides by its terms of membership. Under its Memorandum of Association, publicly filed at Companies House, ABFA is not a public regulatory authority and has no financial or other responsibility to anyone arising out of the actions and dealings of its members. The ABFA has provided and/or will provide a Code of Conduct, guidance and a complaints procedure each of which can be viewed on its website at www.ABFA.org.uk.